Exhibit 3.14

THE COMPANIES ORDINANCE (Cap. 32)

Company Limited by Shares

MEMORANDUM OF ASSOCIATION

OF

MagnaChip Semiconductor Limited

1.	The name of the Company is MagnaChip Semiconductor Limited.

2.	The Registered Office of the Company will be situated in Hong Kong.

3.	The Company has the capacity and the rights, powers and privileges of a natural person and the objects for which the Company is established are unrestricted and shall include, but without limitation, the following:

(1)	To purchase or otherwise acquire and undertake the whole or any part of the business, goodwill, assets and liabilities of any person, firm or company; to acquire an interest in, amalgamate with or enter into partnership, joint venture or profit-sharing arrangements with any person, firm or company, to promote, sponsor, establish, constitute, form, participate in, organise, manage, supervise and control any corporation, company, syndicate, fund, trust, business or institution.

(2)	To import, export, buy, sell (wholesale and retail), exchange, barter, let on hire, distribute and otherwise deal in and turn to account goods, materials, commodities, produce and merchandise generally in their prepared, manufactured, semi-manufactured and raw state.

(3)	To purchase or otherwise acquire and hold, in any manner and upon any terms, and to underwrite and deal in shares, stocks, debentures, debenture stock, annuities and foreign exchange, foreign currency deposits and commodities, and from time to time to vary any of the same, and to exercise and enforce all rights and powers incidental to the Company’s interest therein, and to carry on business as an investment trust, and to invest or deal with the monies of the Company not immediately required for its operations in such manner as the Company may think fit.

(4)	To enter into, carry on and participate in financial transactions and operations of all kinds.

(5)	To manufacture, construct, assemble, design, repair, refine, develop, alter, convert, refit, prepare, treat, render marketable, process and otherwise produce materials, fuels, chemicals, substances and industrial, commercial and consumer products of all kinds.

(6)	To carry on business as insurance brokers and agents, and underwriting agents in all classes of insurance and as insurance advisers and consultants, pensions and investment advisers, consultant assessors, average adjusters and mortgage brokers; to carry on the business of an insurance and guarantee company in all its branches.

(7)	To apply for, register, purchase or otherwise acquire and protect, prolong, and renew, in any part of the world, any intellectual and industrial property and technology of whatsoever kind or nature and licences, protections and concessions therefor, and to use, turn to account, develop, manufacture, experiment upon, test, improve and licence the same.

(8)	To purchase or otherwise acquire and to hold, own, licence, maintain, work, exploit, farm, cultivate, use, develop, improve, sell, let, surrender, exchange, hire, convey or otherwise deal in lands, mines, natural resources, and mineral, timber and water rights, wheresoever situate, and any interest, estate and rights in any real, personal or mixed properly and any franchises, rights, licences or privileges, and to collect, manage, invest, reinvest, adjust, and in any manner to dispose of the income, profits, and interest arising therefrom.

(9)	To improve, manage, develop, sell, let, exchange, invest, reinvest, settle, grant licences, easements, options, servitudes and other rights over, or otherwise deal with all or any part of the Company’s property, undertaking and assets (present and future) including uncalled capital, and any of the Company’s rights, interests and privileges.

(10)	To acquire, sell, own lease, let out on hire, administer, manage, control, operate, construct, repair, alter, equip, furnish, fit out, decorate, improve and otherwise undertake and deal in engineering and construction works, buildings, projects, offices and structures of all kinds.

(11)	To carry on business as consulting engineers in all fields including without limitation civil, mechanical, chemical, structural, marine, mining, industrial, aeronautical, electronic and electrical engineering, and to provide architectural, design and other consultancy services of all kinds.

(12)	To purchase or otherwise acquire, take in exchange, charter, hire, build, construct, own, work, manage, operate and otherwise deal with any ship, boat, barge or other waterborne vessel, hovercraft, balloon, aircraft, helicopter or other flying machine, coach, wagon, carriage (however powered) or other vehicle, or any share or interest therein.

(13)	To establish, maintain, and operate sea, air, inland waterway and land transport enterprises (public and private) and all ancillary services.

(14)	To carry on the business of advisers, consultants, researchers, analysts and broken of whatsoever kind or nature in all branches of trade, commerce, industry and finance.

(15)	To provide or procure the provision of every and any service or facility required by any person, firm or company.

(16)	To provide agency, corporate, office, business and management consultancy services, and to act as consultants, analysts and advisors to any person, firm or company or any business, governmental or other undertaking in respect of management, administration, manufacture, marketing, sales, distribution, finance, costing, design, research, industrial relations and otherwise howsoever and to act as nominee, custodian, director, secretary, registrar, book-keeper, manager, broker, agent or trustee, and to administer the estates of deceased persons and undertake and execute any trust in accordance with the terms of the deed or other instrument or law creating such trust.

(17)	To carry on all or any of the businesses of shippers and ship owners, ship and boat builders, charterers, shipping and forwarding agents, ship managers, wharfingers, lightermen, stevedores, packers, storers, fishermen and trawlers.

(18)	To carry on all or any of the businesses of hoteliers and restaurateurs and sponsors, managers and licencees of all kinds of sporting, competitive, social and leisure activities and of clubs, associations and social gatherings of all kinds and purposes.

(19)	To carry on business as auctioneers, appraisers, valuers, surveyors, land and estate agents.

(20)	To carry on business as farmers, graziers, dealers in and breeders of livestock, horticulturists and market gardeners.

(21)	To carry on all or any of the businesses of printers, publishers, designers, draughtsmen, journalists, press and literary agents, tourist and travel agents, advertisers, advertising and marketing agents and contractors, personal and promotional representatives, artists, sculptors, decorators, illustrators, photographers, film makers, producers and-distributors, publicity agents and display specialists.

(22)	To establish and carry on institutions of education, instruction or research and to provide for the giving and holding of lectures, scholarships, awards, exhibitions, classes and meetings for the promotion and advancement of education or the dissemination of knowledge generally.

(23)	To design, invent, develop, modify, adapt, alter, improve and apply any object, article, device, appliance, utensil or product for any use or purpose whatsoever.

(24)	To develop, acquire, store, licence, apply, assign, exploit all and any forms of computer and other electronic software, programs and applications and information, databases and reference material and computer, digital and other electronic recording, retrieval, processing and storage media of whatsoever kind and nature.

(25)	To engage in the provision or processing of communications and telecommunications services, information retrieval and delivery, electronic message, electronic commerce, internet and database services.

(26)	To carry on business as jewellers, goldsmiths, silversmiths and bullion dealers and to import, export, buy, sell and deal in (wholesale and retail) jewellery, gold, silver and bullion, gold and silver plate, articles of value, objects of art and such other articles and goods as the Company thinks fit, and to establish factories for culturing, processing and manufacturing goods for the above business.

(27)	To carry on any other business or activity and do any act or thing which in the opinion of the Company is or may be capable of being conveniently carried on or done in connection with any of the above, or likely directly or indirectly to enhance the value of or render more profitable all or any part of the Company’s property or assets or otherwise to advance the interests of the Company or its Members.

(28)	To enter into any commercial or other arrangements with any government, authority, corporation, company or person and to obtain or enter into any legislation, orders, charters, contracts, decrees, rights, privileges, licences, franchises, permits and concessions for any purpose and to carry out, exercise and comply with the same and to make, execute, enter into, commence, carry on, prosecute and defend all steps, contracts, agreements, negotiations, legal and other proceedings, compromises, arrangements, and schemes and to do all other acts, matters and things which shall at any time appear conducive or expedient for the advantage or protection of the Company.

(29)	To take out insurance in respect of any and all insurable risks which may affect the Company or any other company or person and to effect insurance (and to pay the premiums therefor) in respect of the life of any person and to effect re-insurance and counter-insurance, but no business amounting to fire, life or marine insurance business may be undertaken.

(30)	To lend and advance money and grant and provide credit and financial or other accommodation to any person, firm or company.

(31)	To borrow or raise money in such manner as the Company shall think fit and in particular by the issue (whether at par or at a premium or discount and for such consideration as the Company may think fit) of bonds, debentures or debenture stock (payable to bearer or otherwise), mortgages or charges, perpetual or otherwise, and if the Company thinks fit charged upon all or any of the Company’s property (both present and future) and undertaking including its uncalled capital and further, if so thought fit, convertible into any stock or shares of the Company or any other company, and collaterally or further to secure any obligations of the Company by a trust deed or other assurance.

(32)	To guarantee or otherwise support or secure, either with or without the Company receiving any consideration or advantage and whether by personal covenant or by mortgaging or charging all or part of the undertaking, property, assets and rights (present and future) and uncalled capital of the Company or by both such methods or by any other means whatsoever, the liabilities and obligations of and the payment of any monies whatsoever (including but not limited to capital, principal, premiums, interest, dividends, costs and expenses on any stocks, shares or securities) by any person, firm or company whatsoever including but not limited to any company which is for the time being the holding company or a subsidiary (both as defined by Section 2 of the Companies Ordinance (Cap. 32)) of the Company or of the Company’s holding company or is otherwise associated with the Company in its business, and to act as agents for the collection, receipt or payment of money, and to enter into any contract of indemnity or suretyship (but not in respect of fire, life and marine insurance business).

(33)	To draw, make, accept, endorse, negotiate, discount, execute, issue, purchase or otherwise acquire, exchange, surrender, convert, make advances upon, hold, charge, sell and otherwise deal in bills of exchange, cheques, promissory notes, and other negotiable instruments and bills of lading, warrants, and other instruments relating to goods.

(34)	To give any remuneration or other compensation or reward (in cash or securities or in any other manner the Directors may think fit) to any person for services rendered or to be rendered in the conduct or course of the Company’s business or in placing or procuring subscriptions of or otherwise assisting in the issue of any securities of the Company or any other company formed or promoted by the Company or in which the Company may be interested in or about the formation or promotion of the Company or any other company as aforesaid.

(35)	To grant or procure pensions, allowances, gratuities and other payments and benefits of whatsoever nature to or for any person and to make payments towards insurances or other arrangements likely to benefit any person or advance the interests of the Company or of its Members, and to subscribe, guarantee or pay money for any purpose likely, directly or indirectly, to further the interests of the Company or of its Members or for any national, charitable, benevolent, educational, social, public, general or useful object.

(36)	To pay all expenses preliminary or incidental to the formation and promotion of the Company or any other company and the conduct of the business of the Company or any other company.

(37)	To procure the Company to be registered or recognised in any territory.

(38)	To cease carrying on and wind up any business or activity of the Company, and to cancel any registration of and to wind up and procure the dissolution of the Company in any territory.

(39)	To distribute any part of the undertaking, property and assets of the Company among its creditors and Members in specie or in kind but so that no distribution amounting to a reduction of capital may be made without the sanction (if any) for the time being required by law.

(40)	To appoint agents, experts and attorneys to do any and all of the above matters and things on behalf of the Company or any thing or matter for which the Company act as agent or in any other way whatsoever interested or concerned in any part of the world.

(41)	To do all and any of the above matters or things in any part of the world and either as principal, agent, contractor, trustee, or otherwise and by or through trustees, agents or otherwise and either alone or in conjunction with others, and generally upon such terms and in such manner and for such consideration and security (if any) as the Company shall think fit including the issue and allotment of securities of the Company in payment or part payment for any property acquired by the Company or any services rendered to the Company or as security for any obligation or amount (even if less than the nominal amount of such securities) or for any other purpose.

(42)	To do all such acts or things as are incidental or conducive to the attainment of the above objects or any of them.

And it is hereby declared that the word “company” in this clause shall be deemed to include any partnership or other body of persons whether incorporated or not incorporated and whether domiciled in Hong Kong or elsewhere and the intention is that the objects specified in each paragraph of this Clause shall, except where otherwise expressed in such paragraph, be independent main objects and shall be in nowise limited or restricted by reference to or inference from the terms of any other paragraph or the name of the Company.

4.	The liability of the members is limited.

5.	The Capital of the Company is HK$10,000.00 divided into 10,000 shares of HK$1.00 each and the Company shall have power to divide the original or any increased capital into several classes, and to attach thereto any preferential, deferred, qualified, or other special rights, privileges, restrictions or conditions.

We, whose name, address and description are hereto subscribed, are desirous of being formed into a Company in pursuance of this Memorandum of Association, and we agree to take the number of shares in the capital of the Company set opposite to our name:

Name, Address and Description of Subscriber	Number of Shares Taken by Subscriber
For and on behalf of System Semiconductor Luxembourg S.àr.l.	ONE

(SD.) Roy Ruan ______________________________________________ Roy Ruan 10, rue de Vianden, L-2680 Luxembourg, Grand Duchy of Luxembourg Corporation

Total Number of Shares Taken	ONE

DATED JULY 27, 2004

WITNESS to the above signature:	(SD.) Kei Mizukami

Name of Witness: Kei Mizukami
Address: 2-6-15-203 Himonya Meguro, Tokyo, Japan

Occupation: Banker